Exhibit 99.1

Atlantic Power Corporation Completes the Sale of Its Wind Portfolio and

Announces Call of Its Senior Unsecured Notes

DEDHAM, MASSACHUSETTS — June 26, 2015 /PR Newswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced today that it has completed the previously disclosed sale of its wind portfolio to an affiliate of SunEdison, Inc. (NYSE: SUNE) for cash proceeds of approximately $347 million, net of closing adjustments.  The wind portfolio consisted of five operating wind projects in Idaho and Oklahoma with a net ownership by Atlantic Power of 521 megawatts.

At closing, the Company also deconsolidated approximately $249 million of project debt and $229 million of noncontrolling interest related to tax equity interests at Canadian Hills and the minority ownership interests at Rockland and Canadian Hills.

Atlantic Power also announced today that it has called for redemption all of its outstanding 9.0 percent Senior Unsecured Notes due November 2018.  The outstanding principal amount to be redeemed is approximately $310.9 million.  The Notes will be redeemed in approximately thirty days at a redemption price equal to 104.50 percent of the principal amount thereof, plus accrued interest.

“The sale of our wind projects and the redemption of our Senior Unsecured Notes achieve two major components of our plan — cost reduction, including interest expense, and debt reduction.  The combined impact is cash flow positive on an annualized basis,” said James J. Moore, Jr., President and Chief Executive Officer of Atlantic Power.  “These actions also strengthen our balance sheet by reducing our leverage and improve our medium-term debt maturity profile.  We are continuing to explore other opportunities to reshape our remaining corporate debt with a goal of further improving our creditworthiness,” Mr. Moore added.

Net proceeds to Atlantic Power from the wind sale are expected to be approximately $333 million after estimated transaction fees and transaction-related taxes.  Proceeds will be used to fund the redemption of the Senior Unsecured Notes, consistent with the assumptions contained in the Company’s 2015 guidance provided on May 7, 2015.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,137 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,502 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the sale of the wind projects and redemption of the Senior Unsecured Notes being cash flow positive on an annualized basis;

•                  the strengthening of the Company’s balance sheet by reducing its leverage and improving its medium-term debt maturity profile; and

•                  the Company’s ability to reshape its remaining corporate debt and improve its creditworthiness.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company, including, without limitation, the Company’s ability to evaluate and/or implement potential options, including asset sales or joint ventures, if the valuation of a particular asset or assets is compelling, to raise additional capital for growth and/or potential debt reduction.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  The Company’s ability to achieve its longer-term goals, including those described in this news release, is based on significant assumptions relating to and including, among other things, the general conditions of the markets in which it operates, revenues, internal and external growth opportunities, its ability to sell assets at favorable prices or at all and general financial market and interest rate conditions.  The Company’s actual results may differ, possibly materially and adversely, from these goals. Readers are cautioned that such information may not be appropriate for other purposes.